ENTORIAN RECEIVES NASDAQ NOTICE LETTER

AUSTIN – March 1, 2010 – On March 1, 2010, Entorian Technologies Inc. [NASDAQ: ENTN] received a letter from The NASDAQ Stock Market notifying the company that for the 30 consecutive business days preceding the date of the letter, the company’s listed securities did not meet the minimum market value of publicly held shares required for continued inclusion on The NASDAQ Global Market.

In accordance with NASDAQ Marketplace Rules, to regain compliance, the company’s minimum market value of publicly held shares must close at $5 million or more for at least ten consecutive business days prior to August 30, 2010.

This notification will not impact the listing of Entorian’s common stock at this time. The company’s common stock will continue to trade on the NASDAQ Global Market under the symbol ENTN.

About Entorian Technologies

Entorian Technologies Inc. (NASDAQ: ENTN) is a leader in rugged, mission-critical mobile and server computing solutions for use in harsh, demanding environments through its subsidiary, Augmentix Corporation. Its Augmentix-produced servers and mobile products combine best]in]class technologies and standardized components from industry leader Dell, with proven ruggedization methods from Augmentix. These rugged systems are environmentally robust and technologically advanced.